SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

ONCOSEC MEDICAL INCORPORATED
(Name of Registrant as Specified in Its Charter)

Alpha Holdings, Inc. Alpha Biolabs, Inc.
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On December 18, 2019, Alpha Holdings, Inc. issued a press release (the “Press Release”). A copy of the Press Release is attached herewith as Exhibit 1.

Alpha Holdings Files Shareholder Presentation on Opposition to Proposed China Grand Takeover of OncoSec

Details Unfavorable Deal Terms and Urges OncoSec Stockholders to Vote on the BLUE Proxy Card “AGAINST” the China Grand Takeover

December 18, 2019 08:32 AM Eastern Standard Time

SEONGNAM, South Korea--(BUSINESS WIRE)--Alpha Holdings, Inc. (KOSDAQ: 117670) (“Alpha”), the largest stockholder of OncoSec Medical Incorporated (NASDAQ: ONCS) (“OncoSec”), with an approximate 15.1% ownership stake, today delivered its presentation to Institutional Shareholder Services (“ISS”) in connection with OncoSec’s upcoming Special Meeting of Stockholders. The full presentation can be downloaded at www.VoteNoOncoSec.com, and will be filed with the Securities and Exchange Commission (“SEC”) and accessible at www.sec.gov.

The presentation details Alpha’s opposition to the proposed takeover of OncoSec by China Grand Pharmaceuticals and Healthcare Holdings (“CGP”) and Sirtex Medical US Holdings, Inc. (“Sirtex”), an affiliate of GCP (together, “China Grand”), and the unfavorable terms of the transaction, including that the transaction:

▪	Undervalues OncoSec. OncoSec’s financial advisor’s analysis identifies comparable transactions in the $5.31 to $9.65 per share range, which even at the low end of the range is more than double the $2.50 per share that would be paid by China Grand.
▪	Transfers control of OncoSec in exchange for only 1 year of financing. At OncoSec’s stated cash burn rate of $2.5 million per month, the $30 million stated transaction value would last only 1 year, and likely even less time after transaction fees are paid.
▪	Sets OncoSec stockholders up for additional dilution in the future. We believe OncoSec will need additional financing beyond 1 year to get TAVO to market, which likely will mean additional future dilution for shareholders.
▪	Protects China Grand from future dilution but not other stockholders. China Grand retains the ability to nominate up to 5 directors and restrict the activity of the OncoSec board, even if it maintains a stake as low as 23%. Other shareholders are not similarly protected from future dilution.
▪	Deters potential third party acquirors. Even if TAVO is an incredible success, we believe China Grand’s 53% ownership stake, board influence and other special rights will deter potential offers by third parties.
▪	Excludes “best efforts” clause from licensing deal. China Grand has no obligation to market TAVO actively and may choose not to do so, particularly if it conflicts with China Grand’s other interests.

About Alpha Holdings, Inc.

Alpha Holdings, Inc. is a top-ranked Korean company engaged in the design-development service and manufacturing of system semiconductors, biotechnologies and thermal compound materials. The company, formerly known as Alpha Chips Corp., is headquartered in Seongnam, South Korea and was founded in 2002. Alpha is listed on the KOSDAQ Market.

Forward-Looking Statements

All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are "forward-looking statements," which are not guarantees of future performance or results, and the words "anticipate," "believe," "expect," "potential," "could," "opportunity," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this press release that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation as to future results. Alpha Holdings disclaims any obligation to update the information herein and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Alpha Holdings has not sought or obtained consent from any third party to use any statements or information indicated herein as having been obtained or derived from statements made or published by third parties.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

THIS COMMUNICATION IS BEING MADE IN CONNECTION WITH A SOLICITATION OF PROXIES BY ALPHA HOLDINGS, INC. IN RESPECT OF THE PROPOSED TRANSACTION BETWEEN ONCOSEC MEDICAL INCORPORATED (“ONCOSEC”) AND DECADE DEVELOPMENTS LIMITED, A DIRECT, WHOLLY-OWNED SUBSIDIARY OF CHINA GRAND PHARMACEUTICAL AND HEALTHCARE HOLDINGS LIMITED (“CGP”), AND SIRTEX MEDICAL US HOLDINGS, INC. ONCOSEC HAS SCHEDULED A SPECIAL MEETING OF STOCKHOLDERS (THE “SPECIAL MEETING”) IN CONNECTION WITH THE PROPOSED TRANSACTION. ALPHA HOLDINGS, INC. HAS FILED A DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) IN CONNECTION WITH THE SOLICITATION OF PROXIES FOR THE SPECIAL MEETING. STOCKHOLDERS OF ONCOSEC ARE ADVISED TO READ ALPHA HOLDING’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER DOCUMENTS FILED WITH SEC BY ALPHA WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. THE DEFINITIVE PROXY STATEMENT AND FORM OF “BLUE” PROXY CARD ARE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.

Contacts

Investors
Bruce Goldfarb / Chuck Garske
Okapi Partners
+ 1 (212) 297-0720

Media
Renée Soto / Hugh Burns / Nicholas Leasure
Reevemark
+ 1 (212) 433-4600